Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation Receives Letter from NASDAQ Relating to its Late Form 20-F

HONG KONG, ATLANTA, July 22, 2011 – CDC Corporation (NASDAQ: CHINA) announced today that it received a non-compliance notice from the NASDAQ Stock Market stating that the company was not in compliance with NASDAQ Listing Rule 5250(c)(1) because the company has not timely filed its Annual Report on Form 20-F for the fiscal year ended December 31, 2010. The notification has no immediate effect on the listing or trading of the company’s common stock on the NASDAQ Global Market. The NASDAQ letter indicated that the company has until September 19, 2011, to submit a plan to regain compliance. If such a plan is timely submitted by the company, the NASDAQ staff can grant the company up to 180 calendar days from the due date of the Form 20-F (or until January 11, 2012) to regain compliance.

As disclosed in the company’s Form 12b-25, Notification of Late Filing, filed with the Securities and Exchange Commission on July 1, 2011, the company has not yet completed its audited financial statements for the fiscal year ended December 31, 2010. If, for any reason, the company is unable to file its Form 20-F prior to September 19, 2011, the company intends to submit a plan to regain compliance to NASDAQ no later than September 19, 2011. No assurance can be given that NASDAQ will accept the company’s compliance plan or grant an exception for the full 180-day period contemplated by the NASDAQ Listing Rules. Under the NASDAQ rules, the company’s common stock will continue to be listed on NASDAQ until September 19, 2011, and for any exception period that may be granted to the company by NASDAQ. However, until the company regains compliance, quotation information for the company’s common stock will include an indicator of the company’s non-compliance and the company will be included in a list of non-compliant companies on the NASDAQ website.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding: (i) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions; and (ii) statements regarding any potential exception to the NASDAQ Listing Rules that may be granted to the company by NASDAQ, our intention to submit a plan of compliance to NASDAQ, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions, many of which are beyond our control. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the possibility that NASDAQ will not grant us an exception to the Listing Rules, or that any such plan of compliance that we may submit will be acceptable to NASDAQ. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.

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